Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 4th day of January, 2013 between BioTime, Inc., a California corporation (“Biotime”), Broadwood Partners, LP, a Delaware limited partnership (“Broadwood”) and Neal C. Bradsher.

In consideration for Broadwood and Bradsher each entering into support agreements with Geron Corporation of even date herewith (each, a “Support Agreement”), BioTime, Broadwood and Bradsher agree as follows:

1.             Indemnification by Biotime.  Subject to Section 2, BioTime shall indemnify, defend, save and hold harmless Broadwood and each of its members, managers, directors, officers, employees, agents, representatives, affiliates, successors and assigns (each, a “Broadwood Indemnified Party”) from and against any and all damages, liabilities, losses, awards, judgments, costs and expenses, including reasonable attorneys’ fees and expenses (collectively, “Losses”), to the extent relating to (i) any third party claim or action (including but not limited to, any claims or actions brought by Geron Corporation or its affiliates),  (ii) any regulatory claim, inquiry, or investigation or other regulatory Proceeding, or (iii) any counter-claim or other action brought in connection with a claim or action brought by BioTime against any Broadwood Indemnified Party, that are imposed upon or otherwise actually suffered or incurred by a Broadwood Indemnified Party resulting from or arising out of Broadwood and/or Bradsher being a party to the Support Agreement.  The amount of any Losses recoverable hereunder shall be net of any recovery under any insurance policy, provided that no Broadwood Indemnified Party shall have any obligation to seek recovery under any insurance policy.  Promptly after receipt by any Broadwood Indemnified Party of notice of any action or proceeding, such Broadwood Indemnified Party shall notify BioTime of such action or proceeding, provided that the failure to so notify BioTime shall not relieve BioTime from any liability hereunder except to the extent such failure to notify has actually and materially prejudiced the defense relating to any such action or proceeding.

2.             Limitations on Indemnification Obligation.  Notwithstanding the provisions of Section 1 above,

(a) if a court of competent jurisdiction makes a final determination that Broadwood or Bradsher have (i) made any material inaccuracy in or breached any representation or warranty contained in the Support Agreement; or (ii) failed to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in the Support Agreement, BioTime shall have no obligation to indemnify any Broadwood Indemnified Party for any losses arising directly as a result of such actions.

(b) In addition, if BioTime reasonably determines that Broadwood and/or Bradsher has violated Section 3.1 of the Support Agreement, Biotime shall have no obligation to indemnify any Broadwood Indemnified Party for any losses arising directly as a result of such violation, regardless of whether a court of competent jurisdiction has  made a final determination pursuant to Section 2(a) that such violation occurred.

(c)  In the event of a determination under either Section 2(a) or 2(b) that BioTime has no obligation to indemnify any Broadwood Indemnified Party hereunder, Broadwood and Bradsher hereby undertake to reimburse BioTime for any payments made by BioTime to any Broadwood Indemnified Party pursuant to Section 1 related to such matters prior to such determination.

3.             Reimbursement of Expenses.  Biotime shall reimburse Broadwood and Bradsher for all reasonable expenses (including legal expenses) that Broadwood and Bradsher incur in connection with the negotiation, execution and compliance with the Support Agreements.

4.             Choice of Law.  The laws of the State of New York, notwithstanding its rules regarding choice of law, shall govern this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto with respect to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BIOTIME, INC.

By:	/s/Michael D. West
Name:	Michael D. West
Title:	Chief Executive Officer

BROADWOOD PARTNERS, LP

By:	/s/Neal C. Bradsher
Name:	Neal C. Bradsher
Title:	President of Broadwood Capital, Inc., the General Partner

NEAL C. BRADSHER

/s/Neal C. Bradsher

[Signature Page to Indemnification Agreement (Bradsher)]